                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Check the appropriate box:

[X]  Preliminary Information Statement          [ ]  Confidential, for Use of the Commission
                                                Only

[ ]  Definitive Information Statement           (as permitted by Rule 14c-5(d)(2))

                        Southern California Gas Company
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                  (Name of Registrant As Specified in Charter)

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

                                                                PRELIMINARY COPY

LOGO

                        SOUTHERN CALIFORNIA GAS COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Southern California Gas Company will be held on May 6, 1997 at 10:00 a.m., at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California, for the following purposes:

        (1) To vote upon a bylaw amendment reducing the minimum and maximum number of directors.

        (2) To elect directors for the ensuing year.

        (3) To transact any other business which may properly come before the meeting.

     Shareholders of record at the close of business on March 17, 1997 will be entitled to notice of and to vote at the Annual Meeting.

     ONLY SHAREHOLDERS OF THE COMPANY ARE ENTITLED TO ATTEND THE ANNUAL MEETING. SHAREHOLDERS OF RECORD WILL BE ADMITTED UPON VERIFICATION OF RECORD SHARE OWNERSHIP AT THE ADMISSION DESK. SHAREHOLDERS WHO OWN SHARES THROUGH BANKS, BROKERAGE FIRMS, NOMINEES OR OTHER ACCOUNT CUSTODIANS, MUST PRESENT PROOF OF BENEFICIAL SHARE OWNERSHIP (SUCH AS A BROKERAGE ACCOUNT STATEMENT) AT THE ADMISSION DESK.

                                            By Order of the Board of Directors
                                               Thomas C. Sanger, Secretary

Los Angeles, California
March   , 1997

                        SOUTHERN CALIFORNIA GAS COMPANY
                            ------------------------

                             INFORMATION STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

     Southern California Gas Company ("SoCalGas" or the "Gas Company") is providing this Information Statement to shareholders in connection with its Annual Meeting of Shareholders to be held on May 6, 1997. It is being mailed to
shareholders commencing March   , 1997.

                        SOUTHERN CALIFORNIA GAS COMPANY

     SoCalGas is a public utility engaged in supplying natural gas throughout most of Southern and portions of Central California. It is the nation's largest natural gas utility, providing gas service through 4.8 million meters in a 23,000-square-mile service territory with a population of 17 million.

     The Gas Company is a subsidiary of Pacific Enterprises which owns approximately 96% of SoCalGas' voting shares. On October 14, 1996, Pacific Enterprises and Enova Corporation, the parent company of San Diego Gas & Electric Company, announced that their Boards of Directors had unanimously approved a business combination of the two companies. Upon completion of the combination, Pacific Enterprises and Enova will become separate subsidiaries of a new holding company and the holders of their common stock will become shareholders of the new holding company. As a result, SoCalGas will become an indirect subsidiary of the new holding company. SoCalGas Common Stock and Preferred Stock will remain outstanding and unaffected by the business combination.

     SoCalGas' principal executive offices are located at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California. Its telephone number is (213) 244-1200.

                        OUTSTANDING SHARES VOTING RIGHTS

     Shareholders who are present at the Annual Meeting in person or by proxy will be entitled to one vote for each of the Company's shares which they held of record at the close of business on March 17, 1997. At that date, SoCalGas'
outstanding shares consisted of           shares of Common Stock (all of which
were owned by Pacific Enterprises) and           shares of Preferred Stock (of
which           shares were owned by Pacific Enterprises).

     In electing directors, shareholders will be entitled to cumulate votes if any shareholder gives notice at the meeting, prior to the voting, of an intention to cumulate votes. If that notice is given, all shareholders will be entitled to a number of votes for each of their shares equal to the number of directors to be elected and may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine.

     In voting upon other matters properly presented to the Annual Meeting, each shareholder will be entitled to one vote for each share of SoCalGas Common or Preferred Stock.

                               BOARD OF DIRECTORS

     SoCalGas' entire Board of Directors is elected at each Annual Meeting of Shareholders. During 1996, the Board of Directors held thirteen meetings.

BOARD COMMITTEES

     The Board of Directors maintains Audit, Compensation, Executive, Nominating and Public Policy Committees. These committees are identical in membership and comparable in function to identically-named committees maintained by Pacific Enterprises' Board of Directors.

     The Audit Committee, which consists entirely of non-officer directors, recommends to the Board of Directors the selection of independent auditors; approves and reviews services and fees of independent auditors; and reviews accounting and financial policies, internal accounting controls and the results of audit engagements. During 1996, the Committee held three meetings.

     The Compensation Committee reviews the performance and approves or recommends the compensation of senior management and recommends the adoption of and administers compensation plans in which senior management is eligible to participate. The Committee also considers management succession plans. During 1996, the Committee held six meetings.

     The Executive Committee may act on all but certain major corporate matters reserved to the Board of Directors. It meets when emergency issues or scheduling make it difficult to assemble the Board of Directors. During 1996, the Committee did not meet.

     The Nominating Committee considers and makes recommendations regarding the nominations of directors and the size and composition of the Board of Directors. During 1996, the Committee held two meetings. The Committee will consider shareholder suggestions for nominees for director. Suggestions may be submitted to the Secretary of Southern California Gas Company, P.O. Box 3249, Los Angeles, California 90051-1249. Biographical information concerning the proposed nominee should also be included to assist the Committee in its deliberations.

     The Public Policy Committee reviews and monitors SoCalGas' fulfillment of its responsibilities on matters of public policy and corporate governance. During 1996, the Committee held three meetings.

     The Board of Directors also maintains a Debt Financing Committee which authorizes borrowings and other debt financings and related matters. During 1996, the Committee acted by written consent on one occasion.

DIRECTOR COMPENSATION

     Each director of SoCalGas is also a director of Pacific Enterprises. The Boards of Directors of the two companies typically meet jointly as typically do the identically-named committees of the two boards.

     Directors who are also officers of SoCalGas or Pacific Enterprises are not separately compensated for their services as directors or as members of Committees. For their services as directors of both the Gas Company and Pacific Enterprises, non-officer directors receive annual retainers of $25,000 and an additional $3,000 for each two identically-named committees of the two boards which they chair. Non-officer directors also receive $900 for each separate or joint meeting of the boards or committees which they attend. Directors may defer the receipt of their compensation and earn interest on the amounts deferred.

     Non-officer directors receive retirement benefits commencing upon the later of retirement or attaining age 65. The annual retirement benefit is the sum of the then current annual base retainer and the then current board meeting fee multiplied by ten and adjusted upward for subsequent increases in the retainer or meeting fee. The benefit continues for a maximum period equal to the director's years of service as a non-officer director.

                            PROPOSED BYLAW AMENDMENT

     SoCalGas' bylaws currently provide for a Board of Directors consisting of not less than nine nor more than seventeen members, with the exact number fixed (within that range) from time to time by the Board. The membership of the Boards of Directors of SoCalGas and Pacific Enterprises is identical.

     The Board of Directors of the new holding company for Pacific Enterprises and Enova Corporation will consist of between nine and seventeen members, with the exact number to be fixed (within that range) from time to time by the Board of the new holding company. SoCalGas will be an indirect subsidiary, through Pacific Enterprises of the new holding company. The Board of Directors of the new holding company will be comprised of an equal number of directors designated by each of Pacific Enterprises and Enova including Richard D. Farman, President and Chief Operating Officer of Pacific Enterprises and Steven L. Baum, President and Chief Executive Officer of Enova. To date, Pacific Enterprises and Enova have not decided who, in addition to Messrs. Farman and Baum, will be designated to serve on the Board of the new holding company after the completion of the business combination of the two companies.

     The Board of Directors of SoCalGas and Pacific Enterprises currently each consist of nine directors but one director will retire at the Annual Meeting of Shareholders. In view of the pending business combination of Pacific Enterprises and Enova, the Boards have determined that it would be inadvisable to fill the vacancy that would be created by this retirement. Instead of filing this vacancy and to continue identical board membership between the Gas Company and Pacific Enterprises, the Boards believe it is preferable that the size of both Boards be reduced.

     Consequently, the Gas Company's Board of Directors is proposing and recommends that shareholders approve an amendment to SoCalGas' bylaws to provide for a Board consisting of not less than seven nor more than thirteen directors. The exact number of directors would continue to be fixed (within this reduced range) from time to time by the Board. Subject to and effective immediately upon shareholder approval of this amendment, the Board has fixed the number of directors at eight. An identical amendment to the bylaws of Pacific Enterprises is being submitted for approval by the shareholders of Pacific Enterprises and, subject to shareholder approval of that amendment, the number of directors of Pacific Enterprises will also be fixed at eight.

     Approval of the proposed bylaw amendment requires the affirmative vote of a majority of the outstanding shares of SoCalGas Common and Preferred Stock. Pacific Enterprises has advised SoCalGas that it intends to vote the SoCalGas shares which it holds in favor of the amendment. Doing so would be sufficient to approve the amendment.

                             ELECTION OF DIRECTORS

     At the Annual Meeting of Shareholders, directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The director candidates receiving the highest number of affirmative votes (up to the number of directors to be elected) will be elected as directors.

     The Board of Directors currently consists of nine directors one of whom will retire at the Annual Meeting. Subject to and effective immediately upon shareholder approval of the bylaw amendment described under "Proposed Bylaw Amendment," the Board will consist of eight directors.

     The names of the Board of Directors' eight nominees for election as directors and biographical information regarding each nominee are set forth below. Each nominee is currently a director of both the Gas Company and Pacific Enterprises and, unless otherwise noted, each nominee has held the position set forth beneath his or her name or various positions with the same organization for at least the last five years.

HYLA H. BERTEA,

COMMUNITY LEADER.

Mrs. Bertea, 56, is a realtor with Grubb & Ellis, a real estate sales company. She is a Commissioner of the California Horse Racing Board and a Trustee of Lewis & Clark College. For a number of years she has been involved in leadership positions with various cultural, educational and health organizations in the Orange County and Los Angeles areas. She was a co-commissioner of gymnastics and member of the executive staff for the 1984 Olympics.

Committees: Audit, Nominating,
            and Public Policy

HERBERT L. CARTER,

EXECUTIVE VICE CHANCELLOR EMERITUS AND TRUSTEE PROFESSOR OF PUBLIC ADMINISTRATION OF THE CALIFORNIA STATE UNIVERSITY SYSTEM.

Dr. Carter, 63, was President and Chief Executive Officer of United Way of Greater Los Angeles from 1992 until 1995 and Executive Vice Chancellor of the California State University System from 1974 until 1992. He is a director of Golden State Mutual Insurance Co.; a member of the Board of Councilors of the School of Public Administration, University of Southern California; and a member of the Board of Trustees of Loyola Marymount University.

Committees: Audit, Nominating,
            and Public Policy

RICHARD D. FARMAN

PRESIDENT AND CHIEF OPERATING OFFICER OF
PACIFIC ENTERPRISES.

     Mr. Farman, 61, is a director and executive committee member of the Los Angeles Area Chamber of Commerce, and director of Union Bank, Sentinel Group Funds, Inc. and the National Business-Higher Education Forum. He is a past chairman of KCET Public Television, Progress L.A., Inc., the American Gas Association and the Natural Gas Council, and a member of the Pacific Coast Gas Association and the National Petroleum Council.

Committees:  Debt Financing,
                Executive, and Public Policy

WILFORD D. GODBOLD, JR.,

PRESIDENT, CHIEF EXECUTIVE OFFICER AND A DIRECTOR OF ZERO CORPORATION, AN INTERNATIONAL MANUFACTURER OF ENCLOSURES AND COOLING EQUIPMENT FOR THE ELECTRONICS MARKET, AND OF AIR CARGO AND AIR FREIGHT ENCLOSURES.

     Mr. Godbold, 58, is a director of Santa Fe Pacific Pipelines, Inc.; the California State Chamber of Commerce (past chairman); The Employer's Group (past chairman); a member of the Board of Trustees of the 4A's Foundation and the Wellness Community; and a member of the Council on California Competitiveness. He is a past President of the Board of Trustees of Marlborough School.

Committees:  Audit, Compensation,
             and Executive

IGNACIO E. LOZANO, JR.,

CHAIRMAN OF THE BOARD OF LA OPINION, A SPANISH LANGUAGE DAILY NEWSPAPER. DURING 1976 AND 1977 MR. LOZANO SERVED AS UNITED STATES AMBASSADOR TO EL SALVADOR.

     Mr. Lozano, 70, is a director of BankAmerica Corporation, Bank of America NT&SA, The Walt Disney Company, Pacific Mutual Life Insurance Company, the Santa Anita Foundation and the Youth Opportunities Foundation. He is a trustee of the University of Notre Dame and a member of the California Press Association.

Committees: Audit, Compensation,
                Executive, and
                Public Policy

RICHARD J. STEGEMEIER,

CHAIRMAN EMERITUS OF THE BOARD OF UNOCAL
CORPORATION, AN INTEGRATED PETROLEUM
COMPANY.

Mr. Stegemeier, 68, is a director of Foundation Health Corporation, Halliburton Company, Northrop Grumman Corporation, Outboard Marine Corporation and Wells Fargo Bank.

Committees:  Audit, Compensation,
                and Nominating

DIANA L. WALKER,

PARTNER IN THE LOS ANGELES BASED LAW FIRM OF O'MELVENY & MYERS.

Mrs. Walker, 55, is a director of United Way of Greater Los Angeles and a former trustee of Marlborough School. She has served various professional organizations. O'Melveny & Myers, of whom Mrs. Walter is a partner, provides legal services to the Gas Company and Pacific Enterprises.

Committees:  Audit, Nominating,
             and Public Policy

WILLIS B. WOOD, JR.,

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF PACIFIC ENTERPRISES.

Mr. Wood, 62, is a director of Great Western Financial Corporation and Great Western Bank. He is the Chairman of the California Medical Center Foundation; a director of the California State Chamber of Commerce, the Los Angeles World Affairs Council and the Automobile Club of Southern California; Vice Chairman of the Board of Trustees of Harvey Mudd College, a trustee of the University of Southern California and the Southwest Museum; and a member of the California Business Roundtable.

Committees:  Debt Financing and
                Executive

              SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     None of SoCalGas' directors or executive officers own any SoCalGas Common Stock (all of which is owned by Pacific Enterprises) or Preferred Stock. The following table sets forth the number of shares of Pacific Enterprises Common Stock beneficially owned as of March 17, 1997 by each director and nominee, each executive officer named under "Executive Compensation" and, as a group, all such persons and all other executive officers of the Gas Company.

                                                                     NUMBER OF SHARES
                                   NAME                               OF COMMON STOCK
        -----------------------------------------------------------  -----------------
        Hyla H. Bertea.............................................
        Herbert L. Carter (#1).....................................
        Larry J. Dagley (#2).......................................
        Richard D. Farman (#2).....................................
        Wilford D. Godbold, Jr. ...................................         2,000
        Leslie E. LoBaugh, Jr. (#2)................................
        Ignacio E. Lozano, Jr. (#3)................................
        Paul A. Miller (#4)........................................        11,386
        Warren I. Mitchell (#2)....................................
        Debra L. Reed (#2).........................................
        Richard J. Stegemeier......................................         1,000
        Lee M. Stewart (#2)........................................
        Diana L. Walker............................................
        Willis B. Wood, Jr. (#2)...................................
        All Directors and Executive Officers as a group
          (  persons)(#2)..........................................

------------

#1 Includes   shares held as guardian.

#2 Includes shares issuable upon exercise of employee stock options that are exercisable prior to May 31, 1997. Such option shares total 15,000 shares for Mr. Dagley, 284,000 shares for Mr. Farman, 50,700 shares for Mr. LoBaugh, 115,100 shares for Mr. Mitchell, 42,800 shares for Ms. Reed, 41,900 shares
   for Mr. Stewart, 421,200 shares for Mr. Wood and          shares for all
   executive officers as a group.

#3 Includes 500 shares held by spouse.

#4 Mr. Miller will retire as a director at the Annual Meeting.

     The shares of Pacific Enterprises Common Stock owned by all directors and executive officers as a group represent less than 1% of Pacific Enterprises' outstanding shares.

     The information contained under the caption "Report of the Compensation Committee" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission and shall not be deemed to be incorporated into any filing by SoCalGas under the Securities Act of 1933 or the Securities Exchange Act of 1934 in the absence of specific reference to such information and caption.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors reviews management compensation levels, evaluates management performance, and considers management succession and related matters. The Committee also administers executive incentive plans.

     Each year the Compensation Committee reviews and approves a compensation plan for executive officers. The plan is developed in conjunction with independent compensation consultants and includes a review of compensation practices of large utilities throughout the United States as well as California-based general industry companies, a review of the performance of these companies and SoCalGas, and subjective judgments as to the past and expected future contributions of individual executives.

     Base salaries are reviewed annually and adjustments are also considered upon changes in executive responsibilities. Annual performance bonus opportunity levels are developed and payment of bonuses tied to success in achieving a rate of return on equity derived from that authorized for SoCalGas by the California Public Utilities Commission. Longer term incentive compensation is provided by annual grants of employee stock options to purchase shares of Pacific Enterprises Common Stock.

COMPENSATION CONSULTANTS

     To assist in performing its functions, the Compensation Committee retains Hewitt Associates and other nationally recognized consulting firms specializing in executive compensation issues. These consultants assist the Committee in formulating executive compensation policies and advises the Committee on programs and practices to implement policies adopted by the Committee. In doing so, they prepare and review with the Committee surveys and other materials reflecting executive compensation policies of other companies and other factors (including relative performance and general economic conditions) which they deem relevant.

COMPENSATION POLICY

     The policy of the Compensation Committee is to establish total compensation levels competitive with companies with which SoCalGas competes for executives. Base salaries are set at levels comparable to those of other large utilities. To provide incentives for exceptional performance, the Committee is increasingly providing opportunities for performance-based compensation (annual bonuses and stock option awards as a percentage of base salary) that bring total compensation (salary and performance-based compensation) closer to California-based general industry levels.

     The Compensation Committee believes these policies appropriately align the financial interests of executives with those of shareholders. Base salaries are at levels competitive with other large utilities and amounts paid as annual bonuses and the realized value of stock options is highly variable and closely tied to corporate performance. As a consequence, much of an executive officer's compensation is "at risk" with the targeted value of annual bonuses and the grant-date estimated value of annual employee stock option awards intended to contribute from about 40% to 60% of total annual compensation.

COMPENSATION AWARDS

     Salaries

     Warren I. Mitchell, President of the Gas Company, received a 4% salary increase for 1996.

     Performance Bonuses

     The Compensation Committee establishes annual performance bonus opportunities for executive officers based upon the attainment of objective financial goals. Performance at targeted levels is intended to compensate executive officers with bonuses somewhat above the midpoint for bonuses for comparable levels of responsibility and performance at other large utilities. Target award levels for 1996 ranged from 40% of base salary for the President to 25% of base salary for Vice Presidents, with maximum award levels for excellent performance ranging from 80% to 50% of base salary.

     Continued superior performance during 1996 resulted in SoCalGas achieving a
return on equity of   %. This return is substantially above the 11.6% rate of
return authorized by the California Public Utilities Commission and the target return established by the Compensation Committee for the payment of performance bonuses. This excellent return, together with favorable assessments of his contributions to achieving it, resulted in paying a maximum performance bonus to Mr. Mitchell for 1996.

     Stock Options

     To provide long-term incentive compensation and in lieu of cash compensation, the Compensation Committee relies exclusively upon awards of options to purchase Pacific Enterprises Common Stock, the ultimate realizable value of which closely equates compensation to shareholder returns. Stock options are granted with an exercise price that is not less than the fair market value of the option shares at the date of the grant. They are typically granted for a ten-year term and vest in equal cumulative annual installments over a three-year period with vesting and exercisability subject only to continuing employment.

     Since 1995, stock options also have been typically granted with performance-based dividend equivalents. These provide executive officers with the opportunity to receive, upon the exercise of an option, all or a portion of the cash dividends that would have been paid on the shares as to which the option is exercised as if the shares had been outstanding from the date the option was granted. No dividend equivalents are payable unless Pacific Enterprises meets a threshold performance goal and the percentage of dividends paid as dividend equivalents (to a maximum of all of the dividends that would have been paid on the shares) depends upon the extent to which the threshold performance goal is exceeded. In addition, no dividend equivalents are payable in respect of the exercise of any "out-of-the-money" option -- an option for which the exercise price exceeds the market value of the shares purchased.

     In awarding stock options, the Compensation Committee sizes option grants to provide a grant-date estimated value somewhat above the midpoint for option and other long-term incentive awards provided by large utilities. Since the Compensation Committee uses only stock options to provide long-term incentive compensation, options awards are typically larger than those at companies that provide additional forms of long-term compensation. During 1996, Mr. Mitchell was awarded options 21,000 shares having a grant-date estimated value of $164,220.

     Employment and Employment-Related Agreements

     In connection with the business combination of Pacific Enterprises and Enova Corporation, the Compensation Committee and the Board of Directors have approved employment agreements for the four senior officers of the new holding company that will result from the combination. These agreements are with Mr. Mitchell and Richard D. Farman, President and Chief Operating Officer of Pacific Enterprises, and two senior executives of Enova. In reviewing these agreements, the Committee and the Board received advice from their independent compensation consultants that, based upon a review of employment agreements in other utility combinations, the agreements were reasonable in order to provide an orderly transition of management for the combined companies.

     The Compensation Committee also considered the effect of the business combination upon the ability of SoCalGas to attract and retain executives and to motivate them to act diligently and objectively with respect to the business combination in spite of the personal uncertainties that it presents. Consequently, with the assistance of independent compensation consultants and merger and acquisition experts and other advisors, the Committee reviewed its existing executive severance benefit and retention policies and practices. Following this review and upon receiving advice that its proposed arrangements were reasonable and consistent with relevant competitive practices, the Committee and the Board of Directors approved agreements with each of SoCalGas' executive officers to memorialize past severance practices and to provide compensation for services in connection with the business combination and an incentive to continue employment with the combined companies.

     See "Executive Compensation -- Employment and Employment Related
Agreements."

                                          COMPENSATION COMMITTEE

                                          Richard J. Stegemeier, Chairman

                                          Wilford D. Godbold, Jr.

                                          Ignacio E. Lozano, Jr.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid by SoCalGas and its affiliates to SoCalGas' President and its other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                      ---------------------------------
                                                                              AWARDS            PAYOUTS
                                                                      -----------------------   -------
                                                                                     SHARES
                                             ANNUAL COMPENSATION      RESTRICTED   UNDERLYING              ALL OTHER
               NAME AND                  ---------------------------    STOCK       OPTIONS/     LTIP     COMPENSATION
          PRINCIPAL POSITIONS            YEAR    SALARY      BONUS      AWARDS        SARS      PAYOUTS      (1)(2)
---------------------------------------  -----  ---------  ---------  ----------   ----------   -------   ------------
Warren I. Mitchell
  President                               1996  $ 318,000  $             $-0-        21,000      $ -0-      $  5,721
                                          1995  $ 306,000  $ 180,000     $-0-        27,000      $ -0-      $  5,836
                                          1994  $ 291,000  $ 171,000     $-0-        25,000      $ -0-      $  6,803
Larry J. Dagley
  Senior Vice President and               1996  $ 300,000  $             $-0-        15,000      $ -0-      $  4,046
  Chief Financial Officer(3)              1995  $ 115,384  $  75,000       (3)          -0-      $ -0-      $    428
Debra L. Reed
  Senior Vice President                   1996  $ 236,000  $             $-0-        15,000      $ -0-      $  5,308
                                          1995  $ 221,000  $ 112,875     $-0-        15,000      $ -0-      $  5,269
                                          1994  $ 183,600  $  67,000     $-0-         7,000      $ -0-      $  5,139
Lee M. Stewart
  Senior Vice President                   1996  $ 226,000  $             $-0-        15,000      $ -0-      $  5,277
                                          1995  $ 211,000  $ 107,625     $-0-        15,000      $ -0-      $  4,845
                                          1994  $ 165,300  $  51,000     $-0-         7,000      $ -0-      $  5,075
Leslie E. LoBaugh, Jr.
Vice President and                        1996  $ 251,000  $             $-0-         6,600      $ -0-      $  5,237
General Counsel                           1995  $ 251,000  $  81,300     $-0-         7,500      $ -0-      $  7,236
                                          1994  $ 251,000  $ 110,250     $-0-        10,000      $ -0-      $  7,698

------------

(1) Consists of interest accruals on deferred compensation above 120% of the applicable federal rate, the dollar value of insurance premiums paid with respect to the term portion of life insurance and employer contributions to defined contribution plans. Such interest accruals, insurance premiums and contributions for 1996 were, respectively, $125, $1,096 and $4,500 for Mr. Mitchell; $60, $1,026 and $2,960 for Mr Dagley; $-0-, $808 and $4,500 for
    Ms. Reed; $4, $773 and $4,500 for Mr. Stewart; and $3,182, $871 and $1,184
    for Mr. LoBaugh.

(2) A life insurance policy has been purchased for Mr. LoBaugh under arrangements providing for offsets of supplemental pension benefits by the cash surrender value of the policy. If Mr. LoBaugh had become entitled to the cash surrender value of his policy at December 31, 1996, he would have received benefits which would have exceeded his supplemental pension benefits by $707,300.

(3) Mr. Dagley joined Pacific Enterprises and SoCalGas in August 1995. As a $500,000 signing bonus, he was credited with 20,833 shares of Pacific Enterprises Common Stock vesting, subject to continued employment, in equal installments (together with deemed reinvested dividends) over a five year period. At December 31, 1996, his unvested share balance was 17,734 shares having a fair market value (absent vesting restrictions) of $538,670.

    STOCK OPTIONS

     Pacific Enterprises maintains a Stock Option Plan pursuant to which stock options may be granted to employees of SoCalGas to purchase Pacific Enterprises Common Stock. The following table sets forth information regarding stock options granted during 1996 to each of the Gas Company's executive officers named under "Executive Compensation -- Summary Compensation Table."

                              OPTION/SAR GRANTS(1)

                                NUMBER OF        PERCENT OF
                                  SHARES       TOTAL OPTIONS/                                GRANT DATE
                                UNDERLYING     SARS GRANTED TO    EXERCISE   EXPIRATION      ESTIMATED
            NAME               OPTIONS/SARS   EMPLOYEES IN 1996    PRICE        DATE      PRESENT VALUE(2)
-----------------------------  ------------   -----------------   --------   ----------   ----------------
Warren I. Mitchell...........     21,000             3.1%           $ 27       3/5/06         $164,220
Larry J. Dagley..............     15,000             2.2%           $ 27       3/5/06         $117,300
Debra L. Reed................     15,000             2.2%           $ 27       3/5/06         $117,300
Lee M. Stewart...............     15,000             2.2%           $ 27       3/5/06         $117,300
Leslie E. LoBaugh, Jr. ......      6,600             1.0%           $ 27       3/5/06         $ 51,612

-------------

(1) All options are to purchase shares of Pacific Enterprises Common Stock. They were granted with performance based dividend equivalents (see "Report of the Compensation Committee -- Stock Options"); at an exercise price of 100% of the fair market value of the option shares on the date of grant; for a ten-year term, subject to earlier expiration upon termination of employment; and exercisable in cumulative annual installments of one-third of the shares initially subject to the option on each of the first three anniversaries of the date of grant. Upon the March 11, 1997 approval by shareholders of Pacific Enterprises of the principal terms of the business combination of Pacific Enterprises and Enova Corporation, all options became and remain fully exercisable.

(2) Estimated present value is based on the Black Scholes Model and consists of an option value of $3.41 and a dividend equivalent value of $4.41. The following assumptions were used in the Black Scholes Model: stock price volatility of 18.91%, a risk-free rate of return of 6.27%, and an annual dividend yield of 5.04%. Further adjustments were made based on actuarial assumptions regarding the termination of employment prior to option vesting and prior to expiration of the ten-year option term, reducing estimated values by 17.57% and 9.29% respectively. The dividend equivalent value is based on $1.36 annual dividend (the rate in effect on the grant date) and the volatility of the cash flow measures which determine the amount of dividend equivalent paid. At target levels of performance 67% of the dividends are paid. Options will have no actual value unless the stock price appreciates from the date of the grant to the exercise date.

     The following table sets forth for each executive officer named in the under "Executive Compensation -- Summary Compensation Table" information regarding stock options to purchase shares of Pacific Enterprises Common Stock exercised in 1996 and stock options outstanding at December 31, 1996.

             OPTION/SARS EXERCISE AND OUTSTANDING OPTION/SAR VALUES

                                                        NUMBER OF
                            OPTIONS/SARS           PACIFIC ENTERPRISES            VALUE OF UNEXERCISED
                         EXERCISED IN 1996         UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS/SARS
                         ------------------      AT DECEMBER 31, 1996(1)          AT DECEMBER 31, 1996
                          SHARES    VALUE     -----------------------------   -----------------------------
                         ACQUIRED  REALIZED   EXERCISABLE  UNEXERCISABLE(2)   EXERCISABLE  UNEXERCISABLE(2)
                         --------  --------   -----------  ----------------   -----------  ----------------
                                                     (OPTION SHARES)
Warren I. Mitchell.....   16,400   $126,750      43,300         71,800         $ 117,513       $431,813
Larry J. Dagley........    -0-     $ -0-         -0-            15,000         $ -0-           $ 50,625
Debra L. Reed..........    3,200   $ 24,913      11,800         31,000         $  30,625       $164,900
Lee M. Stewart.........    5,900   $ 40,963      10,900         31,000         $  35,238       $164,900
Leslie E.
  LoBaugh,Jr. .........   12,800   $119,400      17,500         33,200         $  15,313       $256,900

-------------

(1) The exercise price of outstanding options range from $19 1/4 to $47 1/4.

(2) Upon the March 11, 1997 approval by shareholders of Pacific Enterprises of the principal terms of the business combination of Pacific Enterprises and Enova Corporation, all unexercisable options became and remain fully exercisable.

PENSION BENEFITS

     The following table sets forth estimated annual pension benefits, including supplemental pension benefits, payable upon retirement at age 65 to SoCalGas' executive officers (based upon payment of benefits as a straight life annuity and after maximum offset for social security benefits but without offset for any other benefits) in various compensation and years-of-service classifications.

                               PENSION PLAN TABLE

                                                      YEARS OF SERVICE(2)
                                 --------------------------------------------------------------
           REMUNERATION(1)        15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
        ----------------------   ----------   ----------   ----------   ----------   ----------
        $  200,000............   $   95,000   $  115,000   $  117,500   $  120,000   $  122,500
           400,000............      195,000      235,000      240,000      245,000      250,000
           600,000............      295,000      355,000      362,500      370,000      377,500
           800,000............      395,000      475,000      485,000      495,000      505,000
         1,000,000............      495,000      595,000      607,500      620,000      632,500
         1,200,000............      595,000      715,000      730,000      745,000      760,000

---------------

(1) Average salary for highest three consecutive years of service and average of three highest annual bonuses during the last ten years of service.

(2) Years of continuous service for each executive officer named in the Summary Compensation Table number 38 for Mr. Mitchell, 1 for Mr. Dagley, 18 for Ms. Reed, 29 for Mr. Stewart and 21 for Mr. LoBaugh.

EMPLOYMENT AND EMPLOYMENT-RELATED AGREEMENTS

     SoCalGas or Pacific Enterprises has entered into a Severance Agreement and an Incentive/Retention Bonus Agreement with each of the executive officers named under "Executive Compensation -- Summary Compensation Table." The Severance Agreements memorialize past severance practices and provide benefits in the event of the actual or constructive termination of employment (other than for cause, death or disability) that generally consist of a lump sum cash payment equal to either 2.0 or 1.5 times annual base salary; continuation of welfare benefits for 18 months; payment of deferred compensation at a preferred rate; payout of accrued vacation benefits; and financial planning and outplacement services.

     The Incentive/Retention Bonus Agreements provide compensation for services in connection with the business combination of Pacific Enterprises and Enova Corporation and an incentive for executives to continue employment with the combined companies. They provide for the payment of bonuses at a specified multiple (1.0 or less except for one executive officer for whom the multiple is 2.0) of the executive's base salary plus incentive bonus (at target) that are conditioned upon the completion of the business combination (or another business combination transaction) and the transition of the executive to employment with the combined companies for a period of six to twelve months or actual or constructive termination of employment (other than for cause death or disability). The bonus payable to Mitchell is also subject to certain deferral provisions.

     The new holding company for Pacific Enterprises and Enova that will result from the business combination of the two companies has entered into employment agreements with Mr. Mitchell and Richard D. Farman, President and Chief Operating Officer of Pacific Enterprises, and two senior executives of Enova. These agreements will become effective upon the completion of the business combination.

     Mr. Mitchell's employment agreement will, upon becoming effective, supercede his Severance Agreement with SoCalGas. It provides that he will serve as President and principal executive officer of the businesses of the new holding company and its subsidiaries that are economically regulated by the California Public Utilities Commission. For these services, he will receive an annual base salary of not less than $440,000; participate in annual and long-term incentive compensation plans and awards providing him with an annual bonus opportunities at least equal (as percentage of base salary) to his bonus opportunities in effect prior to the completion of the business combination; and participate in retirement and welfare benefit plans.

     The employment agreement also provides if Mr. Mitchell's employment is terminated by the new holding company (other than for cause, death or disability) or by Mr. Mitchell for good reason, he will receive twice (three times in the event of termination following a change in control) his annual base salary and annual incentive compensation (at the higher of the target bonus for the year of termination or the average of the three highest bonuses in the preceding five years); a pro rata portion of the target annual incentive compensation award for the year or, if greater, the average of the three highest bonus awards for the preceding five years; the present value of retirement benefits to which he would have been entitled had his employment continued for an additional two years (three years in the case of termination following a change of control) and had increased his age by such additional years as of termination but not beyond mandatory retirement age of age 65; immediate vesting of all equity-based, long-term incentive compensation awards; pro rata payment of cash-based, long-term incentive awards at target performance; continued participation in welfare benefit plans for two years; and payment of compensation previously deferred. In certain circumstances, payments to Mr. Mitchell under the employment agreement may be increased to offset exercise taxes they may impose upon him.

                             SHAREHOLDER PROPOSALS

     Shareholders intending to bring any business before an Annual Meeting of Shareholders of SoCalGas, including nominations of persons for election as directors, must give written notice to the Secretary of the Gas Company of the business to be presented. The notice must be received at the Gas Company's offices within the periods and must be accompanied by the information and documents specified in SoCalGas' bylaws, a copy of which may be obtained by writing to the Secretary of the Gas Company.

     The period for notice of business to be brought by shareholders before the 1997 Annual Meeting of Shareholders has expired. The period for the receipt by SoCalGas of notice of business to be brought by shareholders before the 1998 Annual Meeting of Shareholders will commence on January 6, 1998 and end on March 7, 1998.

                              INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected Deloitte & Touche LLP to serve as SoCalGas' independent auditors for 1997. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

                                 ANNUAL REPORTS

     The Gas Company's 1996 Annual Report to Shareholders (which includes its Annual Report to the Securities and Exchange Commission on Form 10-K) is being mailed to shareholders together with this Information Statement.
                         ------------------------------